GFI Group Inc. Announces Second Quarter 2006 Results

•                  GAAP Revenues are $187.6 Million
•                  GAAP Net Income is $14.1 Million; Non-GAAP Net Income is $16.7 Million

•                  GAAP Diluted EPS is $0.48; Non-GAAP Diluted EPS is $0.57

New York, August 3, 2006 — GFI Group Inc. (Nasdaq: GFIG), an inter-dealer brokerage, market data and analytical software provider for global cash and derivative markets, today announced financial results for the second quarter and six months ended June 30, 2006.

Highlights

•                  Total revenues for the second quarter of 2006 increased 34% to $187.6 million compared with the 2005 second quarter and included $5.9 million in revenues related to the substantial completion of Fenics dealFX, an e-commerce foreign exchange execution platform, for a major money center bank.  Non-GAAP total revenues, including the Fenics dealFX revenues, increased 42% to $188.6 million compared with the second quarter of 2005.

•                  Brokerage revenues for the second quarter of 2006 rose 34% over the second quarter of 2005, with strong growth in financial, equity and commodity product categories.  Revenues from credit products were slightly below the second quarter of 2005 when certain sectors of the U.S. corporate bond markets experienced particularly high volatility. All geographic regions demonstrated strong increases from the 2005 second quarter.

•                  There were a total of 828 brokerage personnel at June 30, 2006 representing a net increase of 199 brokerage personnel from the end of the 2005 second quarter and 51 from the end of 2005.

•                  Compensation and employee benefits expense as a percentage of revenues was 60.6% for the second quarter of 2006 compared with 57.6% in the second quarter of 2005 on a GAAP basis.  On a non-GAAP basis, compensation and employee benefits expense as a percentage of revenues was 58.9% in the second quarter of 2006 versus 60.9% in the second quarter of 2005.  Non-compensation expenses as a percentage of revenues were 26.4% for the second quarter of 2006 compared with 21.3% in the second quarter of 2005 on a GAAP basis.  On a non-GAAP basis, non-compensation expenses as a percentage of revenues were 25.9% in the 2006 second quarter compared with 20.8% in the second quarter of 2005.  Non-compensation expenses for the 2006 second quarter included $5.2 million of costs related to the Fenics dealFX project.

•                  Net income for the second quarter of 2006 was $14.1 million, or $0.48 per diluted share compared with $16.7 million or $0.60 per diluted share in the 2005 second quarter.  On a non-GAAP basis, net income for the second quarter of 2006 was $16.7 million, or $0.57 per diluted share compared with $13.4 million or $0.48 per share the second quarter of 2005.

Michael Gooch, Chairman and Chief Executive Officer of GFI, commented: “We achieved 34% year-over-year revenue growth in the second quarter as we continued to benefit from our strategic diversity across product classes.   That growth exceeded our earlier expectations as a result of increased market volatility stemming from uncertainties in global equity, energy and currency markets. The growth also reflected our continued investment in the equities sector to take advantage of Credit-to-Equity correlation.

“Credit spreads remained tight in the second quarter despite the negative direction of many global stock indices. Nonetheless, we saw strong growth in revenues from credit derivative products in Europe, where we continued to make further inroads with CreditMatch®, our electronic trading platform for credit products.  However, revenues from corporate fixed income products in North America and Europe were down from the prior year quarter when certain sectors of the corporate bond markets experienced particularly high volatility.  As a result, our overall credit revenue remained essentially level with the 2005 second quarter.

“We introduced CreditMatch v5.5 in Europe at the end of 2005 and we believe that we have continued to gain market share since then.  The latest version of CreditMatch now facilitates electronic trading in both credit derivatives and corporate fixed income.  I am pleased to report that we have also launched a version of CreditMatch v5.5 in North America in the bank and finance sector and are pleased with the early results.  We will soon launch that version for the U.S. auto sector.  We also received permission this week from the Singapore authorities to operate electronic trading platforms in certain Asian credit markets.  This success reinforces our position as a leader in operating electronic trading systems in the global credit markets.  Our leadership will enable us to take fuller advantage of the continued growth in credit markets and future volatility events affecting that market.  Our longer term goal is to adapt similar technology to the energy and financial markets as we further expand our hybrid inter-dealer brokerage model.

“We also reached another major technology milestone with the completion of our first Fenics dealFX project, which is based on our experience in building online trading platforms and our Fenics FX analytical tool capability.  We created a customized solution for one of the world’s largest dealers of foreign exchange derivatives that is integrated with their own internal option analytics and existing processing systems, and enables them to offer proprietary online pricing and trading services to their institutional customers.

“As we look to the third quarter of 2006, we expect our brokerage revenues to meet our baseline growth target of 20% compared with the third quarter of 2005, absent any volatility events that could increase growth.  We also believe that our continuing control of compensation costs combined with our current cost reduction efforts should improve our margin and bring more of our revenue dollars to our bottom line in the second half of the year.”

Revenues

For the second quarter of 2006, total revenues were $187.6 million, an increase of 34%, from $140.3 million in the second quarter of 2005.  The most recent period included $5.9 million in revenues related to Fenics dealFX, the e-commerce foreign exchange execution platform built by GFI in conjunction with a major money center bank.  On a non-GAAP basis, total revenues for the second quarter of 2006, including revenues from Fenics dealFX, increased 42% to $188.6 million compared with $132.8 million in the second quarter of 2005.

Brokerage revenues increased 34% in the 2006 second quarter and included a 111% increase in equity products, a 70% increase in commodity products and a 31% increase in financial products compared with the second quarter of 2005.  Credit products, which remained the largest product category and included strong growth in European credit derivatives, were 1% below the prior year second quarter, which was marked by high volatility due to the downgrade of U.S. auto company debt.  Second quarter 2006 equity and commodity product revenues included the contributions of the new Paris office and our Starsupply oil products business, respectively. The Company commenced operations at its Paris office in the first quarter of 2006 and acquired its Starsupply business on September 15, 2005.  Revenues from analytics and data products (excluding Fenics dealFX) were $4.3 million in the 2006 second quarter compared to $4.7 million in the corresponding period of 2005.

By geographic region, second quarter 2006 brokerage revenues increased 23% in North America, 44% in Europe and 47% in Asia Pacific over the second quarter of 2005.

Expenses

For the second quarter of 2006, compensation and employee benefits expense was $113.7 million under GAAP compared with $80.9 million in the second quarter of 2005.  The increase was primarily attributable to the higher number of brokerage personnel compared with the 2005 second quarter.  It also included $2.7 million in severance costs due to the closing of a U.S. equities desk that did not meet its performance criteria.  On a non-GAAP basis, compensation and employee benefits expense was $111.0 million for the 2006 second quarter.

Non-compensation expenses for the 2006 second quarter on a GAAP basis were $49.6 million, an increase of 66% from the second quarter of 2005.  Included in the 2006 second quarter was $5.2 million of costs related to the Fenics dealFX project.  In addition, the 2006 second quarter expenses included a one-time expense of $0.6 million related to the Company’s secondary offering in May 2006.  Excluding this one-time cost, non-compensation expenses were $48.9 million on a non-GAAP basis for the second quarter of 2006 compared with $27.6 million on a non-GAAP basis for the second quarter of 2005.

Earnings

On a GAAP basis, net income for the second quarter of 2006 was $14.1 million, or $0.48 per diluted share compared with $16.7 million or $0.60 per diluted share in the second quarter of 2005.  Net income in the 2005 second quarter included $7.6 million of other income, or $4.6 million after tax, related to foreign exchange collars as noted below. On a non-GAAP basis, GFI’s second quarter 2006 net income increased 25% to $16.7 million or $0.57 per diluted share from the second quarter of 2005.  The non-GAAP amounts exclude non-operating or non-recurring items as summarized under “Non-GAAP Financial Measures.”

First Half Results

On a GAAP basis, for the first six months ended June 30, 2006, GFI’s revenues were $373.2 million and net income was $31.1 million or $1.07 per diluted share compared with revenues of $262.6 million and net income of $25.8 million or $0.96 per diluted share for the first six months of 2005.  Excluding non-operating or non-recurring items, non-GAAP revenues for the first half of 2006 were $375.5 million and net income was $35.2 million or $1.21 per diluted share.  For the first six months of 2005, non-GAAP revenues were $255.1 million and net income was $24.4 million or $0.90 per diluted share.

Non-GAAP Financial Measures

To supplement GFI’s consolidated financial statements presented in accordance with GAAP for the second quarters ended June 30, 2006 and 2005 GFI used non-GAAP financial measures of revenues, expenses, net income and earnings per share, which were adjusted to exclude certain non-operating or non-recurring items. These non-GAAP measures supplement the presentation of GFI’s GAAP financial results and are provided because GFI’s management believes the exclusion of these items provides investors with meaningful supplemental information regarding GFI’s core operating results and a consistent basis for comparison between the periods presented.

In the second quarter of 2006, the difference between GAAP and non-GAAP revenues was $1.1 million and the difference between GAAP and non-GAAP net income was $2.6 million.   For the first six months of 2006, the difference between GAAP and non-GAAP revenues was $2.4 million and the difference between GAAP and non-GAAP net income was $4.1 million.

The difference between GAAP and non-GAAP amounts for the second quarter of 2006 reflected the exclusion for non-GAAP purposes of:

•                  $1.1 million loss reclassified from accumulated other comprehensive loss into other income due to foreign exchange collars.  In the first quarter of 2005, GFI discontinued hedge accounting for a foreign exchange collar because the rates on the contract were renegotiated, resulting in a termination of the contract and the execution of a new contract. The new contract did not qualify for hedge accounting, resulting in all unrealized gains and losses on the contract being recorded directly to earnings. The new contract was settled on June 30, 2005 for a net realized gain of $1.1 million. Unrealized losses on the original contract have remained in accumulated other comprehensive loss on the balance sheet and are being reclassified into earnings over the term of the original contract. At June 30, 2006, there was $2.1 million before tax ($1.5 million after-tax) remaining in accumulated other comprehensive loss that will be recorded in earnings over the next two quarters.

•                  The exclusion of $2.7 million for severance costs related to the closure of a desk in the U.S.

•                  The exclusion of $0.6 million of professional fee expenses related to the Company’s secondary offering.

•                  The effect of adjusting for these items would increase the Company’s income tax expense by $1.7 million.

The difference between GAAP and non-GAAP amounts for the first six months of 2006 reflected the above items as well as the exclusion for non-GAAP purposes of:

•                  $1.3 million loss reclassified from accumulated other comprehensive loss into other income due to the aforementioned foreign exchange collars.

•                  $0.8 million accrual for the remaining rent and related charges for a vacated London office.

•                  The cumulative tax effect of excluding the items affecting the first and second quarter of 2006 would increase the Company’s income tax expense by $2.3 million.

The difference between non-GAAP and GAAP amounts for the second quarter 2005 consisted of:

•                  Other income of $7.6 million related to the previously mentioned foreign exchange collars.

•                  A $3.2 million charge in connection with newly-hired brokerage personnel to buy-out their existing employment contracts with their former employers.

•                  Items related to the termination of the lease for GFI’s primary London premises and relocation to larger premises:

•              A $2.3 million reduction in lease termination liability.

•              A $0.5 million expense for accelerated depreciation for assets to be abandoned.

•              A $0.9 million expense for duplicate rent.

•                  The effect of excluding these items would decrease the Company’s income tax expense by $1.9 million.

The difference between GAAP and non-GAAP amounts for the first six months of 2005 reflected the above second quarter 2005 items as well as the exclusion for non-GAAP purposes of:

•                  $2.0 million non-cash charge associated with the revaluation to fair value of GFI’s purchase obligation for the remaining minority interest in Fenics Ltd.

•                  $0.6 million expense for accelerated depreciation for assets to be abandoned in connection with the termination of the leases for GFI’s primary London offices.

•                  $0.8 million in a non-cash equity compensation charge for the fair value of stock options vested at the completion of GFI’s initial public offering in January 2005.

•                  The cumulative tax effect of excluding the items affecting the first and second quarter of 2005 would decrease the Company’s income tax expense by $0.4 million.

Conference Call

GFI has scheduled an investor conference call at 8:30 a.m. (Eastern Time) on Friday, August 4th, 2006 to review its second quarter 2006 financial results and business outlook. Those wishing to listen to the live conference via telephone should dial 617-213-8064 in North America and +44-207-365-8426 in Europe and ask for the “GFI Group” conference call.  A live audio web cast of the conference call will be available on the Investor Relations section of GFI’s Web site. For web cast registration information, please visit the Investor Relations page at http://www.gfigroup.com.  Following the conference call, an archived recording will be available at the same site.

Supplementary Financial Information

GFI Group has posted details of its historical monthly brokerage revenues on the Investor Relations page of its web site under the heading Supplementary Financial Information. The Company currently plans to post this information quarterly in conjunction with its announcement of earnings, but does not undertake a responsibility to continue to provide or update such information.

About GFI Group Inc.

GFI Group Inc. (www.GFIgroup.com) is a leading inter-dealer broker specializing in over-the-counter derivatives products and related securities. GFI Group Inc. provides brokerage services, market data and analytics software products to institutional clients in markets for a range of credit, financial, equity and commodity instruments.

Headquartered in New York, GFI was founded in 1987 and employs more than 1,200 people with additional offices in Englewood (NJ), London, Paris, Hong Kong, Tokyo, Singapore and Sydney. GFI provides services and products to over 1,700 institutional clients, including leading investment and commercial banks, corporations, insurance companies and hedge funds. Its brands include GFI™, Starsupply®, GFInet®, CreditMatch® and FENICS®.

Forward-looking statements

Certain matters discussed in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words “anticipate,” “believe,” “estimate,” “may,” “might,” “intend,” “expect” and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These include, but are not limited to, risks and uncertainties associated with: economic, political and market factors affecting trading volumes, securities prices or demand for the Company’s brokerage services; competition from current and new competitors; the Company’s ability to attract and retain key personnel, including highly-qualified brokerage personnel; the Company’s ability to identify and develop new products and markets; changes in laws and regulations governing the Company’s business and operations or permissible activities; the Company’s ability to manage its international operations; financial difficulties experienced by the Company’s customers or key participants in the markets in which the Company focuses its brokerage services; the Company’s ability to keep up with technological changes; and uncertainties relating to litigation.  Further information about factors that could affect the Company’s financial and other results is included in the Company’s filings with the Securities and Exchange Commission.  The Company does not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Contact:

GFI Group Inc.	Comm-Partners LLC
Christopher Giancarlo	June Filingeri
Executive Vice President - Corporate Development	203-972-0186
212-968-2992	junefil@optonline.net
investorinfo@gfigroup.com

Media Contact:
GFI Group Inc.
Alan Bright
Public Relations Manager
011-44-20-7877-8049
alan.bright@gfigroup.co.uk

- FINANCIAL TABLES FOLLOW -

GFI Group Inc. and Subsidiaries
Consolidated Statement of Income (unaudited)
(In thousands except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
REVENUES:
Brokerage revenues:
Agency commissions	$130,134	$100,718	$267,044	$188,689
Principal transactions	41,792	27,635	82,852	55,747
Total brokerage revenues	171,926	128,353	349,896	244,436
Analytics and market data	4,271	4,711	9,465	10,113
Long-term contract revenue	5,881	—	5,881	—
Interest income	2,395	883	4,628	1,943
Other income	3,093	6,376	3,284	6,125
Total revenues	187,566	140,323	373,154	262,617

EXPENSES:
Compensation and employee benefits	113,701	80,896	230,546	156,373
Communications and quotes	9,303	6,341	16,956	12,140
Travel and promotion	8,549	6,041	16,080	11,802
Rent and occupancy	4,841	3,913	10,454	7,341
Depreciation and amortization	4,048	3,599	7,884	7,691
Professional fees	5,320	2,927	9,364	5,396
Clearing fees	6,798	2,974	12,275	6,345
Interest	1,772	597	3,524	1,841
Other expenses	3,843	5,809	7,399	9,818
Cost of long-term contract	5,180	—	5,180	—
Lease termination costs to affiliate	(92)	(2,266)	(92)	(2,266)
Total expenses	163,263	110,831	319,570	216,481

INCOME BEFORE PROVISION FOR INCOME TAXES	24,303	29,492	53,584	46,136

PROVISION FOR INCOME TAX	10,207	12,810	22,505	20,300

NET INCOME	$14,096	$16,682	$31,079	$25,836

Basic earnings per share - Class A and Common stock	$0.50	$0.62	$1.10	$1.00
Diluted earnings per share	$0.48	$0.60	$1.07	$0.96

Weighted average shares outstanding - basic	:
Class A common stock	—	—	—	976,881
Common stock	28,258,827	26,791,156	28,150,812	24,021,564

Weighted average shares outstanding - diluted	29,130,663	27,726,612	29,044,558	27,001,747

GFI Group Inc. and Subsidiaries
Consolidated Statement of Operations
As a Percentage of Total Revenues

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
REVENUES:
Brokerage revenues:
Agency commissions	69.4%	71.8%	71.6%	71.9%
Principal transactions	22.3%	19.7%	22.2%	21.3%
Total brokerage revenues	91.7%	91.5%	93.8%	93.2%
Analytics and market data	2.3%	3.4%	2.5%	3.9%
Long-term contract revenue	3.1%	—	1.6%	—
Interest income	1.3%	0.6%	1.2%	0.6%
Other income	1.6%	4.5%	0.9%	2.3%
Total revenues	100.0%	100.0%	100.0%	100.0%

EXPENSES:
Compensation and employee benefits	60.6%	57.6%	61.8%	59.5%
Communications and quotes	5.0%	4.6%	4.5%	4.7%
Travel and promotion	4.6%	4.3%	4.3%	4.5%
Rent and occupancy	2.6%	2.8%	2.8%	2.8%
Depreciation and amortization	2.2%	2.6%	2.1%	2.9%
Professional fees	2.8%	2.1%	2.5%	2.1%
Clearing fees	3.6%	2.1%	3.3%	2.4%
Interest	0.9%	0.4%	0.9%	0.7%
Other expenses	2.0%	4.1%	2.0%	3.7%
Cost of long-term contract	2.8%	0.0%	1.4%	0.0%
Lease termination costs to affiliate	0.0%	-1.6%	0.0%	-0.9%
Total expenses	87.1%	79.0%	85.6%	82.4%

INCOME BEFORE PROVISION FOR INCOME TAXES	12.9%	21.0%	14.4%	17.6%

PROVISION FOR INCOME TAX	5.4%	9.1%	6.0%	7.7%

NET INCOME	7.5%	11.9%	8.4%	9.9%

GFI Group Inc. and Subsidiaries
Selected Financial and Statistical Data (unaudited)
(Dollars in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Brokerage Revenues by Product Categories:
Credit	$59,838	$60,749	131,111	$112,402
Financial	38,942	29,835	78,430	56,120
Equity	46,109	21,869	87,568	42,871
Commodity	27,037	15,900	52,787	33,043

Total brokerage revenues	$171,926	$128,353	$349,896	$244,436

Brokerage Revenues by Geographic Region:
North America	$77,745	$63,234	161,073	$119,729
Europe	79,129	54,895	160,018	106,991
Asia-Pacific	15,052	10,224	28,805	17,716

Total brokerage revenues	$171,926	$128,353	$349,896	$244,436

	June 30, 2006	December 31, 2005
Consolidated Statement of Financial Condition Data:
Cash and cash equivalents	$131,503	$144,148
Total assets (1)	764,085	576,137
Total debt, including current portion	16,778	31,247
Stockholders’ equity	284,926	238,252

Selected Statistical Data:
Brokerage personnel headcount (2)	828	777
Employees	1,254	1,151
Number of brokerage desks (3)	160	150
Broker productivity for the quarter (4)	$208	$177

(1)             Total assets include receivables from brokers, dealers and clearing organizations of $370.4 million and $208.9 million at June 30, 2006 and December 31, 2005, respectively. These receivables primarily represent securities transactions entered into in connection with our matched principal business which have not settled as of their stated settlement dates. These receivables are substantially offset by corresponding payables to brokers, dealers and clearing organizations for these unsettled transactions.

(2)             Brokerage personnel headcount includes brokers, trainees and clerks.

(3)             A brokerage desk is defined as one or more individual brokers working together at a single location that provide brokerage services with respect to one or more specific financial instruments. Brokerage desks in different locations are considered separate desks even if they focus on the same financial instrument.

(4)             Broker productivity is calculated as brokerage revenues divided by average monthly brokerage personnel headcount for the quarter.

GFI Group Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Financial Measures (unaudited)
(In thousands except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005

GAAP revenues	$187,566	$140,323	$373,154	$262,617
Foreign exchange collars (a)	1,050	(7,552)	2,377	(7,552)
Non-GAAP revenues	188,616	132,771	375,531	255,065

GAAP expenses	163,263	110,831	319,570	216,481
Non-operating adjustments:
Severance on discontinued desk	(2,665)	—	(2,665)	—
Expenses related to secondary offering	(635)	(635)
Fenics Purchase Obligation	—	—	—	(2,030)
Equity compensation	—	—	—	(756)
Accelerated depreciation	—	(496)	—	(1,095)
Lease termination to affiliate	—	2,266	—	2,266
Lease termination costs	—	—	(801)	—
Duplicate rent	—	(887)	—	(887)
Buy-out of employment contracts	—	(3,241)	—	(3,241)
Total (b)	(3,300)	(2,358)	(4,101)	(5,743)
Non-GAAP operating expenses	159,963	108,473	315,469	210,738

GAAP income before income tax provision	24,303	29,492	53,584	46,136
Sum of reconciling items = (a) - (b)	4,350	(5,194)	6,478	(1,809)
Non-GAAP income before income tax provision	28,653	24,298	60,062	44,327

GAAP income tax provision	10,207	12,810	22,505	20,300
Income tax benefit on non- operating loss (c)	1,701	(1,876)	2,339	(353)
Non-GAAP income tax provision	11,908	10,934	24,844	19,947

GAAP net income	14,096	16,682	31,079	25,836
Sum of reconciling items = (a) - (b) - (c)	2,649	(3,318)	4,139	(1,456)
Non-GAAP net income	$16,745	$13,364	$35,218	$24,380

GAAP basic net income per share	$0.50	$0.62	$1.10	$1.00
Basic non-operating income per share	$0.09	$(0.12)	$0.15	$(0.08)
Non-GAAP basic net income per share	$0.59	$0.50	$1.25	$0.92

GAAP diluted net income per share	$0.48	$0.60	$1.07	$0.96
Diluted non-operating income per share	$0.09	$(0.12)	$0.14	$(0.06)
Non-GAAP diluted net income per share	$0.57	$0.48	$1.21	$0.90